Exhibit 99.1

GREEN MOUNTAIN POWER
9.09 PERCENT RATE INCREASE APPROVED

COLCHESTER, VT...Green Mountain Power (NYSE:GMP) received on Friday approval from the Vermont Public Service Board to increase its rates by 9.09 percent for electricity used beginning January 1, 2007. The Board also approved a plan to establish a new regulatory framework for the Company, as encouraged last year by the Legislature. The Company and the Vermont Department of Public Service earlier this year reached a settlement agreement on both the rate increase and the alternative regulation plan.

"This rate increase is driven by rising wholesale power and transmission costs,” said Green Mountain Power president and chief executive officer Christopher L. Dutton. “Fortunately, through our continued efforts to become more effective, we’ve been able to hold our other costs flat overall.”

Green Mountain Power rates rose less than three percent between January 2001 and the present increase, reflecting the success of our operational efforts and the price stability offered by Green Mountain Power’s long-term contracts with the Vermont Yankee nuclear plant and with Hydro Quebec.

Rising energy costs are driving up rates for other utilities in Vermont, New England and across the country. In Vermont, rate hikes approved in the last year ranged from four percent to 23 percent. In New England, rate hikes pending or approved in the last year were as high as 52 percent.

The average bill for a Green Mountain Power residential customer using 500 kilowatthours a month will increase by $6.19 per month, from $68.03 to $74.22.

The new regulatory framework approved by the Vermont Public Service Board this week streamlines the regulatory process and creates incentives for the Company to become even more efficient. The Board retains all authority to review Company costs and set rates, but it can do so on a more regular basis.

“This new regulatory framework creates some immediate benefits for our customers, in that this rate increase is slightly lower than it would have been without the efficiency savings built into this plan. We believe that as we move forward, the streamlined cost recovery and efficiency incentives built into the plan will help us control costs and serve our customers even better,” said Mr. Dutton.

Green Mountain Power is the first electric utility in the state to file a plan under this statute, which established a public policy goal of separating the financial success of a utility from increased electricity sales, thereby removing potential barriers to energy conservation.